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                                                                   Exhibit 10.12

                                                                  EXECUTION COPY

                        ASSET PURCHASE AND SALE AGREEMENT

                                     Between

                               Land O'Lakes, Inc.
                                    as Seller

                                       And

                          Maschhoff West, LLC as Buyer

                         Dated as of February 15, 2005

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                        ASSET PURCHASE AND SALE AGREEMENT

     This ASSET PURCHASE AND SALE AGREEMENT is made as of the 15th day of February, 2005 by and among Land O'Lakes, Inc., a Minnesota cooperative corporation ("Seller") and Maschhoff West, LLC, an Illinois limited liability company ("Buyer").

                                   WITNESSETH:

     WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets owned or leased by Seller and used exclusively in the conduct of the business of its Swine Production Division ("Business") and the Buyer is willing to assume obligations of the Business, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Certain capitalized terms used herein have the meanings set forth below.

     "Accounts Payable and Accrued Expenses" has the meaning set forth in
Section 2.4(c).

     "Accounts Receivable and Prepaids" has the meaning set forth in Section 2.1
(g).

     "Agreement" shall mean this Asset Purchase and Sale Agreement, including all exhibits and schedules hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

     "Ancillary Agreements" shall mean those agreements set forth in Section
7.9.

     "Assigned Contracts" has the meaning set forth in Section 2.2.

     "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement executed by the Seller and the Buyer as described in
Section 11.2(a)

     "Assumed Obligations" has the meaning set forth in Section 2.4.

     "Books and Records" has the meaning set forth in Section 2.1(e).

     "Business" has the meaning set forth in the preamble hereto.

     "Business Day" shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are closed for business.


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     "Business Financial Statements" shall mean those pro forma financial statements of the Business attached hereto as Schedule 4.5.

     "Buyer" has the meaning set forth in the preamble hereto.

     "Buyer's Costs" has the meaning set forth in Section 3.1.

     "Camborough-22 Closed Herd Multiplier Agreement" shall mean that Camborough-22 Closed Herd Multiplier Agreement dated April 1, 2000, by and between Seller and Pig Improvement Company, Inc.

     "Cash" shall mean all cash, certificates of deposit, bank accounts and other cash equivalents, together with all accrued but unpaid interest thereon.

     "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article XI.

     "Closing Date" shall have the meaning set forth in Section 11.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the temporary and final regulations promulgated thereunder.

     "Confidentiality Agreement" has the meaning set forth in Section 7.5.

     "Contract" shall mean any contract, lease, easement, license, sales order, purchase order, supply agreement, or any other agreement, commitment or understanding whether oral or written, other than Permits.

     "Conveyance Documents" has the meaning set forth in Section 11.2(a).

     "Countyline Finishing Pig Inventory" shall mean all feeder pigs purchased from the Countyline operations and finished under Grower Agreements.

     "Earnest Money Deposit" shall mean an amount equal to 5% of the Purchase Price, prior to the Purchase Price Adjustment.

     "Effective Time" shall mean 12:01 a.m., Central Standard Time, on the Closing Date.

     "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA, all specified fringe benefits as defined in Section 6039D of the Code, and all other retirement, savings, disability, salary continuation, medical, dental, health, life insurance, death benefit, group insurance, post-retirement insurance, profit-sharing, deferred compensation, stock option, cash option, educational assistance, bonus, incentive, vacation pay, severance, or other employee benefit or fringe benefit plan currently in effect as of the date of this Agreement with respect to the Employees.


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     "Employee" or "Employees" shall mean all employee(s) of the Seller principally employed in the Business and listed on Schedule 4.12(b) and shall have the meaning set forth in Section 10.1.

     "Environment" shall mean soil, land surface, or subsurface strata, surface waters, groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental Law" shall mean any Law applicable to the Purchased Assets in respect of the Environment, including without limitation federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the pollution or protection of the Environment, natural resources, or public or employee health and safety applicable to the Business or the Purchased Assets, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1990,33 U.S.C. Section 2701 et seq., Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C Section 1101 et. seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

     "Equipment and Fixed Assets" has the meaning set forth in Section 2.1 (a),

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" has the meaning set forth in Section 2.3.

     "Excluded Obligations" has the meaning set forth in Section 2.5.

     "Governmental Authority" shall mean the government of the United States, or any other foreign country, or any state, provincial or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Grower Agreements" has the meaning set forth in Section 2.2(c).

     "Guarantees" has the meaning set forth in Section 2.4(d).


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     "Hazardous Material" shall mean any waste, pollutant, contaminant, hazardous or toxic substance or waste, special waste, or any constituent of any such substance or waste which is regulated by any Environmental Law due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, petroleum and petroleum products or byproducts, asbestos, asbestos-containing materials, or presumed asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

     "Hog Slat Maintenance Agreement" shall mean that agreement dated December 1, 2004 between Seller and Hog Slat, Inc.

     "Indemnification Basket" has the meaning set forth in Section 13.3 (c).

     "Indemnification Cap" has the meaning set forth in Section 13.3 (c).

     "Knowledge." when used with respect to the Seller, shall mean the actual knowledge, of the fact or matter of any of the persons listed on Schedule 1.1 and any such person listed on Schedule 1.1 will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the statements, representations, warranties, facts, or matters made herein by the person. Wieland and Miller are listed on Schedule 1.1 solely for the purposes of Sections 4.7 and 4.13.

     "Land Sale Agreement" has the meaning set forth in Section 2.3(r),

     "Law" shall mean any law, statute, code, regulation, ordinance, or rule enacted or promulgated by any Governmental Authority and specifically includes any Environmental Laws.

     "Leased Real Property" shall mean the real property and interests in real property leased by the Seller listed on Schedule 2.2(a) and shall have the meaning set forth in Section 4.6(b)

     "Litigation" has the meaning set forth in Section 4.9.

     "Maschhoff Entities" shall mean those entities set forth on the Guaranty Agreement attached as Exhibit B. The Maschhoff Entities shall act as guarantors of the obligations of the Buyer hereunder.

     "Material Adverse Effect" shall mean any event or circumstance that has a material and adverse effect on the Purchased Assets or the Business, taken as a whole, other than events or circumstances generally applicable to the swine industry or changes in general economic conditions, or which materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.


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     "Monsanto Genetics Agreements" shall mean collectively all those agreements between Seller and Monsanto relating to genetics as follows: the Confidential Artificial Insemination Stud and Processing Center Cooperation Agreement (Southfield) dated October 6, 2000; the Confidential Artificial Insemination
Stud and Processing Center Cooperation Agreement (Northpoint) dated October 21, 1999; the De-Kalb Land O'Lakes Swine License Agreement dated January 29, 1997 as revised and restated by that Revised and Restated MCG-Land O'Lakes Swine License Agreement Multiplication Farm effective January 29, 1997; and the Outsource
Semen Production & Supply Agreement dated February 13, 2003.

     "New Dominion Agreements" shall mean those Swine Production Management Agreements between Seller and New Dominion Management dated December 22, 2000 and December 29, 1998.

     "Net Working Capital" shall be calculated using the same line items as set forth in Section 3.1.

     "Oklahoma Facilities" has the meaning set forth in Section 2.1(a).

     "Other Inventory" has the meaning set forth in Section 2.1(c).

     "Owned Real Property" shall mean the real property owned in fee simple by the Seller listed on Schedule 2.1(d).

     "Permits" shall mean permits, tariffs, authorizations, licenses, certificates, variances, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Governmental Authority and any applications for the foregoing which are currently used by the Seller to engage in the Business as currently conducted.

     "Permitted Encumbrance" shall mean (i) any encumbrance related to the Owned Real Property and used in the operation of the Business that (A) is disclosed or otherwise reflected in the Title Commitment or any surveys to be prepared on the Owned Real Property and accepted by the Buyer pursuant to Section 7.2, and (B) does not interfere materially with the ownership, use, operation or value of the Owned Real Property in question, the Business or any of the Purchased Assets.

     "Personal Property Leases" has the meaning set forth in Section 2.2(b).

     "PIC" shall mean PIC USA, Inc. or Pig Improvement Company, Inc., as appropriate in the context.

     "PIC Genetics Agreement" shall mean that Production Nucleus Multiplier Agreement dated July 1, 2003, between Seller and PIC USA, Inc.


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     "Post-Transfer Period" has the meaning set forth in Section 7.4(a).

     "Pre-Transfer Period" has the meaning set forth in Section 7.4(a).

     "Property Taxes" has the meaning set forth in Section 7.4(a).

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Purchase Price Adjustment" has the meaning set forth in Section 3.2.

     "Purchase Price Allocation" has the meaning set forth in Section 3.4.

     "Purchased Assets" has the meaning set forth in Section 2.1.

     "Real Property" shall mean the Owned Real Property and the Leased Real Property.

     "Real Property Leases" has the meaning set forth in Section 2.2(a).

     "Release" shall mean, with respect to the Purchased Assets, any release, spill, emission, leaking, migration or leaching on or into the Environment or into or out of any property. Other than as occurs in the normal course of manure application, "Release" shall also include any pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge or dispersal.

     "Seller" has the meaning set forth in the preamble hereto.

     "Swine Inventory" has the meaning set forth in Section 2.1(b).

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, provincial, county, local or foreign taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, alternative minimum, add-on minimum, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties, fines or additions to tax attributable thereto or associated therewith, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise).

     "Tax Return" shall mean any report, return, statement, notice, form, declaration, claim for refund or other document or information filed, submitted to, or required to be supplied to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     "Title Commitment" has the meaning set forth in Section 7.2(a).

     "Title Company" shall mean Caddo County Abstract as set forth in Section 7.2(a).


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     "Transferred Employees" has the meaning set forth in Section 10.1.

     "Tyson Finishing Pig Inventory" shall mean all feeder pigs purchased under the Tyson Feeder Pig Purchase Agreement dated December 19, 1997 and finished under Grower Agreements.

     "Tyson Marketing Agreement" shall mean that certain agreement between Seller and Tyson/IBP dated August 17, 2000 and titled Market Hog Supply Agreement.

     "Tyson Feeder Pig Purchase Agreement" shall mean that certain agreement between Tyson and Seller dated December 19, 1997 pursuant to which Seller purchases feeder pigs from Tyson.

     "Tyson VMR Agreement" shall mean that certain agreement between Tyson/IBP, Inc. and Seller dated August 17,2000 and titled Evergreen VMR Procurement Agreement.

                                   ARTICLE II

                     SALE AND PURCHASE OF PURCHASED ASSETS;
                        ASSUMPTION OF ASSUMED OBLIGATIONS

     2.1 Purchased Assets. Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, but effective as of the Effective Time and except for the Excluded Assets, the Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of all of the right, title and interest of the Seller in and to the assets owned or leased by Seller and used exclusively in the Business, free and clear of all encumbrances other than Permitted Encumbrances, as follows:

          (a) Equipment and Fixed Assets. The tangible personal property, including the buildings, structures, improvements, facilities, fixtures, machinery, equipment, fixed assets, furniture, tools, automobiles, trucks, loaders and other vehicles, maintenance equipment and materials and other tangible personal property and any replacements thereof acquired prior to the Effective Time, in each case, that is or are owned by the Seller and used, or intended to be used, in the operation of the Business or the operation, repair or maintenance of its Oklahoma swine facilities commonly referred to as the Lone Mound, Weathers Sow Farm, Wright Canyon East Sow Farm, Wright Canyon West Sow Farm, Randolph Sow Farm, and the Randolph Nursery (such facilities may be referred to collectively hereinafter as the "Oklahoma Facilities") and set forth on Schedule 2.1(a) (collectively, the "Equipment and Fixed Assets");


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          (b) Swine Inventory. All of the swine owned by Seller as of the
     Effective Time, including the Tyson Finishing Pig Inventory and the Countyline Finishing Pig Inventory, and all gilts, unborn animals, farrowed pigs, nursery pigs, finishing pigs, and the sows and boars comprising Seller's breeding stock, as more completely described in Schedule 2.1(b) (collectively, the "Swine Inventory");

          (c) Other Inventory. The feed, medicine and other miscellaneous supplies and materials, used or to be used in the operation of the Business as more completely described in Schedule 2.1(c) (collectively, the "Other Inventory");

          (d) Owned Real Property. The Owned Real Property upon which the Oklahoma Facilities are located, which is described in Schedule 2.l(d), together with all appurtenant rights and easements thereunto and all owned buildings, structures, improvements, plants, facilities, and fixtures located thereon;

          (e) Information and Records. To me extent legally transferable, all books and records used, or intended to be used, in the operation of the Business or relating to the Transferred Employees ("Books and Records") that are in the Seller's care, custody or control, including, without limitation, accounting records, employee records, and originals of all written Contracts (if Seller does not have originals, a copy will be provided) and copies of Permits;

          (f) Membership Interest in GK/LOL, LLC. Seller's unencumbered fifty percent (50%) Membership Interest in GK/LOL, LLC, a Minnesota limited liability company, including its governance rights and financial rights;

          (g) Accounts Receivable and Prepaids. The categories of accounts receivable and prepaid accounts as described in Schedule 3.1 (the "Accounts Receivable and Prepaids");

          (h) Permits. Subject to the need to obtain any required consent from any third party, all Permits and applications for Permits that are legally capable of being transferred and which are utilized by Seller to own, lease and/or operate the Purchased Assets or to conduct the Business as presently operated and conducted. Buyer shall pay the transfer fees, if any, that are required to transfer any Permit (to the extent it is transferable) to Buyer;

          (i) Rights Against Third Parties. All rights against suppliers (including Land O'Lakes Purina Feed LLC for feed products) under warranties covering any of the


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     Swine Inventory, Other Inventory or Equipment and Fixed Assets, and all
     claims against third parties unrelated to Seller relating to the Purchased Assets, whether choate or unchoate, known or unknown, contingent or non-contingent;

          (j) Goodwill. All goodwill related to the Purchased Assets; and,

          (k) Software and Hardware. The software and hardware as described in
     Schedule 2.1(k) (the "Software and Hardware").

     All of the foregoing assets described in this Section 2.1, together with the Assigned Contracts described in Section 2.2, but excluding the Excluded Assets, are referred to herein collectively as the "Purchased Assets."

     2.2 Assignment of Contracts. Subject to the terms and conditions of this Agreement and the need to obtain any required consent from any third party, on the Closing Date and as of the Effective Time, the Seller or its affiliates shall assign and transfer to the Buyer, all of its right, title and interest in and to, and the Buyer shall assume all of the obligations of the Seller under the following Contracts and unexpired leases (collectively, the "Assigned Contracts"):

          (a) Real Property Leases. All leases to or by the Seller of Real Property used in the Business and listed on Schedule 2.2(a) (collectively, the "Real Property Leases");

          (b) Personal Property Leases. All leases to or by the Seller of personal property used exclusively in the Business including, but not limited to, those listed on Schedule 2.2(b) (collectively, the "Personal Property Leases");

          (c) Grower Agreements. All Contracts for the care and production of swine for the Business, whether finishing Contracts, wean-finish Contracts, nursery Contracts, farrow feeder pig Contracts, farrow-wean pig
     Contracts, or boar stud Contracts, and listed on Schedule 2.2(c), (collectively, the "Grower Agreements");

          (d) The Tyson Marketing Agreement. The Tyson Marketing Agreement;

          (e) Genetics Agreements. The PIC Genetics Agreement and the Monsanto Genetics Agreements;

          (f) Hog Slat Maintenance Agreement. The Hog Slat Maintenance
     Agreement;

          (g) Feed Purchase Agreements with Locals. Those feed purchase agreements with local cooperatives listed on Schedule 2.2(g);


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          (h) GK/LOL, LLC Agreements. Those contracts between LOL and GK/LOL,
     LLC listed on Schedule 2.2(h);

          (i) Other Contracts. All Contracts for the purchase of feed products, veterinary supplies and services, hauling services, and all other miscellaneous Contracts, in any case which relate exclusively to operation of the Business with reference to the Purchased Assets to which the Seller is a party, including, but not limited to those listed on Schedule 2.2(i);

          (j) New Dominion Agreements. The New Dominion Agreements;

          (k) Camborough-22 Closed Herd Multiplier Agreement. The Camborough-22 Closed Herd Multiplier Agreement; and

          (l) Waste Disposal Agreements. Those Waste Disposal Agreements listed on Schedule 2.2(1).

     2.3 Excluded Assets. Seller shall retain and not sell, transfer or assign to Buyer, and Buyer shall not purchase or acquire from Seller any of the following assets related to the Business ("Excluded Assets") all as more particularly described on Schedule 2.3 attached hereto and made a part hereof:

          (a) All Cash, including any cash in GK/LOL, LLC, and all accounts receivable and prepaids not described in Schedule 3.1;

          (b) All intellectual property and all rights thereunder including, but not limited to, the LAND O LAKES brand;

          (c) Any "Cost Plus" agreements Seller may have with swine producers;

          (d) Any Swine Aligned Feeder Pig Supply Agreements between Seller and various local cooperatives, including the accounts receivable and Contract prepayments;

          (e) Tax refunds;

          (f) All software and any license agreements related thereto that are not listed as a Purchased Asset;

          (g) FMR, Inc;

          (h) Countyline farrow-feeder pig operation in Ohio;

          (i) Land owned by Seller in the Oklahoma panhandle and the Kreihbel property in Caddo County Oklahoma;

          (j) Boars owned by Monsanto in Seller's boar stud facilities;

          (k) Equipment owned by Monsanto in Seller's boar stud facilities;


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          (l) The Fort Dodge, Iowa office facilities, including all office furniture and equipment, except that Equipment listed on Schedule 2.1(a);

          (m) All current hedge positions, except those positions subject to Exhibit H;

          (n) Accounts receivables through the Effective Time associated with the monthly settlement under the Tyson Marketing Agreement;

          (o) The Tyson Feeder Pig Purchase Agreement;

          (p) Bacon Acres farrow-feeder pig operation in Iowa;

          (q) Any Indiana operations;

          (r) The assets subject to, and the Land Sale Agreement itself, which is that contract for the sale of excess land associated with the Lone Mound Multiplier Unit between Seller and Dean Smith dated September 8, 2004; and

          (s) The Tyson VMR Agreement.

     2.4 Assumed Obligations. On the Closing Date, but effective as of the Effective Time, and except to the extent subject to Seller's obligation to indemnify for breach of any representation or warranty pursuant to Article XIII hereof, the Buyer shall assume, and agree to discharge, all obligations of the Business or associated with the Purchased Assets, including the following obligations of the Seller (the "Assumed Obligations"):

          (a) Contract Obligations. The obligations of the Seller under the Assigned Contracts; provided, however, that the Buyer shall not assume any obligation arising as a result of the Seller's breach of, or failure to pay in the ordinary course in accordance with, the terms of any Assigned Contract prior to the Closing Date. Buyer shall pay the transfer fees, if any, that are required to transfer any Assigned Contract to Buyer;

          (b) Transferred Employees. The obligations with respect to Transferred Employees but only to the extent expressly provided pursuant to Section 5.7 and Article X;

          (c) Accounts Payable and Accrued Expenses. The categories of accounts payable and accrued expenses, as described in Schedule 3.1 ("Accounts Payable and Accrued Expenses");

          (d) Guarantees. The obligations of the Seller to guaranty the loans listed on Schedule 2.4(d) as documented in Exhibit F;

          (e) Environmental Law. Liabilities, obligations, and commitments of Seller relating to any Environmental Law to the extent relating to the Purchased Assets or


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     arising out of the operation of the Business excluding the Excluded Assets and Excluded Obligations;

          (f) Miscellaneous. A Payment Agreement entered into with a lessee, Lionel Coffey, with respect to back rent due and payable to Seller as of March 15, 2005 amounting to $6,857.94. The Double O nursery operation in Oklahoma is in default of its contract for failure to provide propane for the facilities and failure to maintain facilities in adequate condition. Seller has purchased $2778.31 in propane for the facilities which funds are listed as receivables and will be deducted from the producer's final contract payments with interest. Seller has discussed this situation with the grower but has not delivered a formal default notice. This Grower Contract expires in August 2005.

     2.5 Excluded Obligations. The Buyer does not assume (or intend to assume) or agree to pay, perform, fulfill or discharge any of the following obligations, which shall remain with Seller;

          (a) Excluded Assets. The Buyer is not assuming any obligations of the Seller that relate to the Excluded Assets;

          (b) Tax Liability. Except as provided in Section 7.4(a), the Buyer is not assuming any Tax liability of any kind of the Seller, including any Tax liabilities arising, imposed or assessed in respect of the Seller's operation of the Business or its ownership of the Purchased Assets for or applicable to periods ending on or before the Effective Time (such as Taxes on or measured by income, sales and use Taxes, liabilities for withheld federal and state income Taxes and employee or employer Federal Insurance Contribution Act Taxes, or as a result of me transactions contemplated herein);

          (c) Employees. Except to the extent expressly provided pursuant to
     Section 5.7 and Article X, the Buyer is not assuming any obligations for personal, sick and vacation time accruals, workers' compensation accruals, any liability arising out of or relating to a Seller employee grievance whether or not such employee is a Transferred Employee, liabilities, and obligations of Seller to any Employee under any health, life or disability insurance plans prior to the Effective Time, including COBRA obligations (except for those COBRA obligations set forth in Article X) to any employees whom do not accept employment with Buyer, variable compensation obligations for Transferred Employees for pension plan obligations of Seller to Transferred Employees, pre and post retirement welfare benefit obligations of Seller to Transferred Employees, severance,


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

     termination, or otherwise to any employees (present or former), agents or independent contractors of the Seller;

          (d) Debt. The Buyer is not assuming any obligations of the Seller for any indebtedness for borrowed money;

          (e) Litigation. The Buyer is not assuming any obligations, liabilities or losses with respect to any litigation or claims to the extent related to Excluded Assets and Excluded Obligations and any litigation or claims filed against or, to Seller's Knowledge, threatened against Seller prior to the Effective Time;

          (f) Tyson Marketing Agreement Payables. Accounts payable through the Effective Time associated with the monthly settlement under the Tyson Marketing Agreement;

          (g) Fees and Expenses. The Buyer is not assuming any obligations of the Seller for fees and expenses incurred in connection with the negotiation, execution, performance and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of counsel and investment bankers; and

          (h) General Liability Insurance. The Buyer is not assuming any accruals for general liability insurance.

     All of the foregoing are referred to herein collectively as the "Excluded Obligations."

     2.6 Schedule Updates. To the extent Purchased Assets listed on any schedule referred to in this Article II are sold, transferred, or otherwise disposed of or terminated in the ordinary course of business prior to the Closing Date and in accordance with Section 6.2, such Purchased Assets shall be deemed to be deleted from such schedules and any replacement asset shall be deemed to be added to such schedules. To the extent Seller is reasonably able, Seller shall provide Buyer with updated Schedules at Closing reflecting any changes as referenced above.

                                  ARTICLE III

                           PURCHASE PRICE AND PAYMENT

     3.1 Purchase Price; Earnest Money Deposit. In consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to the Buyer, the Buyer shall assume the Assumed Obligations and shall, subject to
Section 3.2 below, pay to Seller an amount equal to Forty-Seven Million Nine Hundred Seventy Seven Thousand One Hundred

Fifty Dollars ($47,977,150.00) (the "Purchase Price"). The Purchase Price is based on the Seller's net working capital as of July 31, 2004, as calculated, described and defined in Schedule 3.1 (hereinafter, the "Net Working Capital Target").

     Upon the execution hereof, Buyer shall deposit with Seller the Earnest Money Deposit. Upon Closing, the Earnest Money Deposit plus interest at five percent (5%) per annum shall be credited against the Purchase Price. In the event this transaction does not close due to a breach hereunder by Buyer, Seller shall retain such Earnest Money Deposit. In the event this transaction does not close due to any reason other than breach by Buyer, then Seller shall promptly return the Earnest Money Deposit plus interest at five percent (5%) per annum to Buyer, and, if the transaction does not close due to Seller's failure to obtain any necessary consents, then in addition to return of the Earnest Money Deposit plus interest referenced above, Seller shall reimburse Buyer for its costs and expenses in the amount of One Hundred Thousand Dollars ($100,000.00) herein "Buyer's Costs,"

     3.2 Purchase Price Adjustment. The Purchase Price will be adjusted ("Purchase Price Adjustment") for any changes as of the Closing Date, upward or downward, to the Net Working Capital Target on a dollar for dollar basis. The Net Working Capital as of Closing Date shall be calculated in the same manner as was the Net Working Capital Target. If the Net Working Capital as of the Closing Date is greater than the Net Working Capital Target, then Buyer shall pay such difference to Seller. If the Net Working Capital as of the Closing Date is less than the Net Working Capital Target, then Seller shall pay such difference to Buyer. Buyer shall calculate the Net Working Capital as of the Closing Date no later than thirty (30) days after Closing and immediately shall provide such calculation and supporting materials to Seller. After receipt, Seller shall have thirty (30) days to review such calculation. If the parties are in agreement, the amount due shall be immediately paid to the appropriate party with interest at five percent (5%) per annum. If a dispute arises, such dispute shall be submitted to a mutually acceptable independent accounting referee within thirty
(30) days. If the parties cannot agree upon an independent accounting referee, each party shall, within thirty (30) days, select an independent accountant. The two selected independent accountants shall select an independent accounting referee within ten (10) days. The decision of such accounting referee shall be rendered within thirty (30) days and shall be binding upon the parties. The amount due as determined by the accounting referee, plus interest calculated at the rate of eight percent per annum calculated from the Closing Date, shall be due and payable within five Business Days of the accounting referee's decision. The parties agree to bear the cost of the accounting referees equally.

     The Purchase Price Adjustment shall be paid in accordance with Section 3.3.

     3.3 Payment Process. On the Closing Date, the Buyer shall pay to Seller, by wire transfer of immediately available funds to accounts designated by Seller, an amount equal to the Purchase Price as adjusted per Section 7.4(b) less the Earnest Money Deposit plus accrued interest. Any amounts due under Section 3.2 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party to whom the funds are owed.

     3.4 Allocation of Purchase Price. The Seller and the Buyer mutually agree to make their respective allocations of the Purchase Price in accordance with
Section 1060 of the Code. The Seller and the Buyer will endeavor in good faith to agree, prior to the Closing Date or as soon as practical following the Closing Date, on a reasonable allocation of the Purchase Price (as determined for federal income tax purposes, in accordance with the provisions of the Code, including Sections 453 and 1274 of the Code, as applicable) among the Purchased Assets ("Purchase Price Allocation"). The Purchase Price Allocation shall be evidenced by a written schedule signed and dated by the Seller and the Buyer, in the form attached as Schedule 3.4. The Seller and the Buyer shall each file IRS Form 8594 at the time and in the manner as required by Treasury Regulation
Section 1.1060-1 consistent with the Purchase Price Allocation. The Seller and the Buyer shall be bound by the Purchase Price Allocation in preparing and filing their respective tax returns and agree to allocate any adjustment to the Purchase Price as determined for federal income tax purposes in a manner consistent with the Purchase Price Allocation. The Seller and the Buyer mutually agree to provide each other with such assistance as is reasonably necessary for such other party to satisfy its reporting obligations under Section 1060 of the Code.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED TO BUYER ON AN "AS-IS, WHERE IS" BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. The Seller represents and warrants as of the date hereof and as of the Closing Date, and only with respect to the Business and the Purchased Assets, as follows:

     4.1 Existence and Good Standing. The Seller is a cooperative corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has all requisite power and authority to own, lease and operate the Purchased Assets and to conduct the Business as it is presently conducted and is duly qualified to transact business and is in good standing in Illinois, Iowa, Minnesota, Missouri, Kansas, Oklahoma and each jurisdiction in which the Purchased Assets are owned, leased or operated by it or where the nature of the operation of the Business requires the Seller to qualify to transact business, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Affect.

     4.2 Due Authorization. The Seller has, or will have on the Closing Date, all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary action on the part of the Seller, and except as set forth in
Article IX, no other actions or proceedings on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement and by the Seller of the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby. The Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery thereof (assuming due execution and delivery thereof by all other parties thereto) the Ancillary Agreements to which the Seller is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors' rights generally, or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

     4.3 Absence of Conflicts. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which the Seller is a party nor the consummation of any of the transactions contemplated hereby or thereby will violate, conflict with, or result in a breach of or give any person the right to declare a default or to exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify the terms, conditions or provisions of (a) the charter, by-laws or other organizational documents of the Seller; (b) any judgment, decree or order of any Governmental Authority to which the Seller is subject or by which the Seller is bound; (c) any other contracts or agreements by which Seller is bound; or (d) any requirements of Laws applicable to the Seller.

     4.4 Absence of Changes or Events. From July 31, 2004, through the date of this Agreement and as of the Closing Date, and except for the Land Sale Agreement referenced in Section 2.3(r) and the sale of the Johnson farrowing herd sold to Deer Ridge SEW Feeder Pigs, LC on December 21, 2004, and the amendment approved by Buyer to amend Section 13 of the GK/LOL, LLC Operating and Member Control Agreement, the Business has been conducted by Seller in the ordinary course as defined in Section 6.2. Without limiting the generality of the immediately preceding sentence, from July 31, 2004, through the date of this Agreement and as of the Closing Date, the Business has not:

          (a) Suffered any change, damage or destruction that has resulted in the discontinuance of operations or has otherwise resulted in a Material Adverse Effect;

          (b) Made any change in the method of accounting or accounting practice or policy; and/or

          (c) Modified, amended, or terminated, prior to their expiration dates, any of the Assigned Contracts in any material respect, except for the termination of the Johnson Farrow to Feeder Pig Contract and the amendment to the GK/LOL Operating and Member Control Agreement.

     4.5 Business Financial Statements. Attached hereto as Schedule 4.5 are true, complete and correct, in all material respects, pro forma copies of Business Financial Statements dated as of December 31, 2004, and pro forma income statements for the years 2000, 2001, 2002 and 2003.

4.6  Title to Assets.

     (a) Except as set forth on Schedule 4.6(a) and other than Owned Real Property and the Leased Real Property, which are addressed in Section 4.6(b), the Seller has, or will have at Closing, good, valid and marketable title to all of the Purchased Assets and valid leasehold interests in, or other rights to use, all of the Purchased Assets, in each case, free and clear of all encumbrances, subject only to the Permitted Encumbrances.

     (b) Schedules 2.l(d) and 2.2(a) respectively set forth a complete list of all Owned Real Property and a complete list of all interests in real property leased by Seller and used in the Business (the "Leased Real Property"). The Seller has, or at Closing will have, (a) good, valid and marketable fee simple title to the Owned Real Property except for the Permitted Encumbrances set forth as Schedule 4.6(b) (such Schedule to be completed at Closing); and (b) valid leasehold interests in the Leased Real Property, in each case, free and clear of all encumbrances, except for the Permitted Encumbrances.

     (c) Seller has not received any notice that there is an existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any facility on the Owned Real Property or that would prevent or hinder the continued use of any facility on the Owned Real Property as heretofore used in the conduct of the Business of Seller.

4.7  Compliance with Laws; Permits.

     (a) Except as set forth on Schedule 4.7(a), and since January 1, 2000, the Seller has not received any notice that it has failed to conduct the Business and maintain the Purchased Assets in material compliance with all applicable Laws and applicable Permits nor to Seller's Knowledge has any event or circumstance occurred as of the date of this Agreement and as of Closing Date that would constitute or result in material noncompliance with any applicable Laws or Permits.

     (b) To Seller's Knowledge, the Seller owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are material and necessary to conduct the Business as currently conducted by the Seller or to own and use the Purchased Assets as currently used in the Business. Schedule 4.7(b) sets forth a true, correct, and complete list of all material Permits currently used in the Business.

     4.8  Taxes.

          (a) As of the date of Closing, Seller has filed or caused to be filed all Tax Returns which are required to be filed by Seller on or prior to the date of this Agreement, and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable on or prior to the date hereof, except for any Taxes or assessments which are being contested in good faith by appropriate proceedings.

          (b) Seller shall file or cause to be filed all Tax Returns which are required to be filed by Seller as a result of the operation of Business through the Effective Time and will pay all Taxes due on such Tax Returns or as determined to be due on such Tax Returns by a final decision of any taxing authority and all Taxes pursuant to any assessment that relate to the timeframe up to the Effective Time.

     4.9 Litigation. Except for those matters described on Schedule 4.9, there is no legal, administrative or arbitration proceeding, suit or action of any nature ("Litigation") relating to the Business, any Purchased Assets, the Assumed Obligations or the transactions contemplated by this Agreement, pending, or, to the Knowledge of the Seller, threatened against the Seller, by or before any Governmental Authority or by or on behalf of any third party. To Seller's Knowledge no event or circumstance, other than events or circumstances that occur in the normal operation of the Business, exists that is reasonably likely to give rise to or serve as the basis for the commencement of any litigation or proceeding related to the Purchased Assets, Assumed Obligations, and Business.
Schedule 4.9 sets forth a true, correct, and complete list of all material Litigation against the Seller relating to the Business, any Purchased Asset, any Assumed Obligations, or the transactions contemplated hereby.

     4.10 Swine Inventory. Other than the PRRS outbreak in December 2004 and January 2005 at the Archery and Bald Eagle, Illinois and Brentwood, Missouri facilities, since July 31, 2004, there has been no material change to the feed protocol, health protocol, or genetic sources of the Swine Inventory.

     4.11 Contracts.

          (a) Other than purchase orders or service orders placed in the conduct of business as defined in Section 6.2, the Assigned Contracts and the Schedules thereof referenced in Section 2.2 and the Assumed Obligations referenced in Section 2.4(a) collectively contain a complete list of Assigned Contracts and Assumed Obligations related to the Assigned Contracts that by any of their individual terms can reasonably be expected to require future payment by or to Seller of $50,000 or more, or in the aggregate $250,000, or which call for delivery or performance on a date more than one year from the date of this Agreement. Such Assigned Contracts may be referred to herein as "material Assigned Contracts". Seller has received no notice that any party to any of the material Assigned Contracts intends to cancel or terminate such agreements and to Seller's Knowledge, there is no material default or event that with notice and/or lapse of time would constitute a material default by any party to any of the Assigned Contracts, and, to Seller's Knowledge, said material Assigned Contracts are in full force and effect and valid and enforceable in accordance with their terms. Further to Seller's Knowledge no material event or circumstance exists that may contravene, conflict with or result in a breach of, or give Seller or any other party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or payment under, or to cancel, terminate or modify, any Assigned Contract.

          (b) To Seller's Knowledge, Seller has at all times been in material compliance with all applicable terms and requirements of the Assigned Contracts and the terms of any Contracts related to Assumed Obligations.

          (c) The Camborough - 22 Closed Herd Multiplier Agreement dated April 1, 2000 has been terminated. Buyer has received a copy of the termination letter sent to PIC regarding this agreement.

          (d) Seller owned the property that is subject to the indemnity provisions of Section 8.2 of the Option to Purchase Agreement between Seller and New Dominion First Partnership, Inc. dated August 20, 1999, from December 30, 1998 to August 20, 1999. To Seller's Knowledge there are no facts or circumstances known to the Seller that would result in Seller or Buyer having to indemnify any party under the agreement referenced herein in this Section 4.11(c).

          (e) With respect to the Grower Contracts, to Seller's Knowledge, no notification has been received which would change the addresses for notice purposes as set forth in Schedule 2.2(c) or which would alter the termination dates as set forth in Schedule 2.2(c).

          (f) All Assigned Contracts, excluding the Camborough-22 Closed Herd Multiplier Agreement dated April 1, 2000, are assignable by Seller and will be properly and validly assigned to Buyer on the Closing Date, subject to Section 6.1. As of the Closing Date, Seller shall have valid and proper written consents to all Assigned Contracts that require consent and will deliver same to Buyer, subject to Section 6.1.

     4.12 Employee Matters.

          (a) Schedule 4.12(a) sets forth a complete and correct list of all Employee Plans, summaries of which have been delivered or made available to the Buyer.

          (b) Schedule 4.12(b), sets forth a complete and correct list of all Employees, together with each Employee's name, position, location, salary or hourly rate and hire date and all accrued vacation, sick leave, wages or other compensation in respect of each Employee. Said Schedule shall be updated and be complete and accurate at Closing.

          (c) Seller has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Law during the ninety (90) day period prior to the date of this Agreement and as of the Closing Date.

     4.13 Environmental Matters.

          (a) Except as set forth on Schedule 4.13, with respect to the Business and the Purchased Assets, and since January 1, 2000, the Seller has received no written notices, warnings, inquiries or other communication that it has not been in compliance with Environmental Laws. To the Knowledge of Seller, Seller has been and is in material compliance with and is not otherwise liable under any Environmental Laws or regulations with respect to the Business or the Purchased Assets.

          (b) Except as set forth on Schedule 4.13, to the Knowledge of Seller, there has been no unlawful Release of any Hazardous Material at or from the Purchased Assets. Except as set forth in Schedule 4.13, to the Knowledge of Seller, Seller, has not generated, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material or any solid waste at the Purchased Assets, except in material compliance with all applicable Environmental Laws.

          (c) To the Knowledge of Seller, there are no pending or threatened claims resulting from or arising under or pursuant to any Environmental Law with respect to or affecting any Purchased Assets or the Business.

          (d) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to Hazardous Materials in, on, or under the Owned Real Property.

          (e) Schedule 4.13 is accurate and complete as of the date of this Agreement and will be accurate and complete as of the Closing Date.

          (f) To Seller's Knowledge, there has not been any contamination of any drinking water as a result of the operation of the Business.

          (g) With reference to the Lone Mound facility, although not currently operating under a CAFO permit Seller has been and will be at Closing in compliance with all CAFO permit requirements.

     4.14 Labor Matters. The Seller has not agreed to recognize any union or other collective bargaining unit with respect to the Business, nor to Seller's Knowledge has any union or other collective bargaining unit been certified as representing any Employees. Except as set forth on Schedule 4.14, for the past one year from the date hereof, the Seller, with respect to the Business: (i) has no, and has not had any, unfair labor practice charges or complaints pending to the Knowledge of the Seller, or threatened, to the Knowledge of Seller, against it before the National Labor Relations Board; (ii) has no, and has not had any charges pending or, to the Knowledge of the Seller, threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (iii) has no, and has not had any investigations, charges or claims made or pending or, to the Knowledge of the Seller, threatened against it by the Occupational Safety and Health Administration or any comparable state or local agency; (iv) has no, and has not had any labor strike, slowdown or work stoppage that occurred or was threatened against it; and (v) has not had Knowledge of the occurrence of any union organizational effort or representation petition with respect to any Employees.

     4.15 Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made in the ordinary course of business and were billed in the ordinary course of business, provided that nothing stated herein shall constitute a guaranty of collection of such receivables.

     4.16 Other Inventory. The Other Inventory (a) was acquired or produced and has been maintained in the ordinary course of the conduct of the Business and;
(b) is of a quality materially similar to prior inventory of the Business that has been used.

     4.17 Books and Records. The Books and Records accurately and fairly reflect, in reasonable detail, the bona fide transactions with respect to the Business and have been maintained in accordance with sound business practices. Since the quarter ending September 30,

2002, the Books and Records have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls.

     4.18 Membership Interest in GK/LOL.

          (a) Seller has made available the organizational and other documents in its possession pertaining to GK/LOL, LLC. Seller has received no notice of default under any such documents and to Seller's Knowledge there is no material default or event that with notice and/or lapse of this would constitute a material default to any such documents. As of December
     31, 2004, GK/LOL, LLC was in good standing in the state of Minnesota.

          (b) The financial and governance rights of Seller for the period from the creation of GK/LOL, LLC through the Closing Date, have remained unchanged. No additional capital contributions were made by any members to GK/LOL, LLC after the initial capital contribution.

          (c) As of the date of this Agreement, Seller has received a written consent from Gold Kist, Inc., the only other member of GK/LOL, LLC, to assign all of Seller's interest in GK/LOL, LLC to Buyer including Seller's governance rights and financial rights. Said consent also includes the consent of Gold Kist, Inc. to the assignment by Seller of any Contracts between Seller and GK/LOL, LLC to Buyer. Seller has provided Buyer with a copy of said consent.

     4.19 Guarantees.

          (a) As of the date hereof, Seller has received no demand to pay any amount under any of the Guarantees, nor, to Seller's Knowledge, has any such demand been threatened.

          (b) Schedule 2.4(d) accurately reflects the guarantee exposure cap as of December 31, 2004, and that as of the Closing Date, Seller will provide an updated Schedule 2.4(d) and Seller acknowledges that the same shall accurately reflect the outstanding guarantee exposure cap as of the Closing Date.

          (c) All loans referenced on Schedule 2.4(d) are loans related to hog production facilities that are part of the Business and all debtors under these loans are operating under a current, valid and enforceable production contract with Seller and said production contracts are included in the Assigned Contracts.

          (d) No loans on Schedule 2.4(d) are currently in default or have been in material default since inception. Seller makes payments on all loans to LOL Finance Co. per a valid and enforceable Assignment of Contract Payments except those loans as listed on Schedule 4.19(d)(i). With reference to the loans listed on Schedule 2.4(d), LOL Finance Co. holds an Assignment of Contract Payments that it can activate except as to those loans listed on
     Schedule 4.19(iii). All loans, except as listed on Schedule 4.19(d)(iii), are term loans and no future advances are permissible under the terms of the loan and the loan documents do not contain any provisions that would allow the guaranteed amount to increase at any time from that number as listed on Schedule 2.4(d). The loans on Schedule 4.19(d)(iv), although not term loans, include a line of credit with a maximum aggregate of $610,000.00.

     4.20 Equipment and Fixed Assets. The Equipment and Fixed Assets, and the owned buildings, structures, improvements, plants, facilities and fixtures located on the Owned Real Property, are in general working order in all material respects, reasonable wear and tear and depreciation because of age excepted.
Schedule 2.1 (a) is complete and accurate in all material respects.

     4.21 Insurance. The Seller has in place insurance policies with respect to the Purchased Assets, in amounts and types that are customary in the industry for similar assets, and all such policies are in full force and effect and will be in full force and effect through the Effective Time.

     4.22 No Undisclosed Liabilities. The Business does not have any debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise, required by Generally Accepted Accounting Principles to be shown on the face of a balance sheet, except those which (i) are accrued or reserved against in the Books and Records, (ii) have been specifically disclosed in the Schedules hereto by reference to the specific section of this Agreement to which such disclosure relates, or (iii) have been incurred since December 31, 2004 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with Seller's past practices (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

     4.23 Schedules. As of the date of this Agreement and as of the Closing Date, all Schedules attached hereto are accurate and complete in all material respects.

     4.24 Waste Disposal Agreements. The Waste Disposal Agreements have been recorded. As of the Closing Date, and subject to Section 6.1, Seller has received a valid and proper written waiver of any rights of first refusal under any Waste Disposal Agreement and consents, to assignment, if required, and delivered copies of all waivers and consents to Buyer.

     4.25 Misrepresentations and Omissions. No representation, warranty, covenant or statement by the Seller in this Agreement, the Ancillary Agreements, the Schedules attached hereto, and the certificates or other documents furnished or to be furnished to the Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants as of the date hereof and as of the Closing Date:

     5.1 Existence and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. The Buyer is, or will be prior to Closing, duly qualified to transact business and is or will be prior to Closing in good standing in each jurisdiction in which the nature of the assets owned, leased or operated by the Buyer or the conduct of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Buyer.

     5.2 Due Authorization. The Buyer has or will have at Closing all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been or will be prior to Closing duly and validly authorized by all necessary action on the part of the Buyer, and no other actions or proceedings on the part of the Buyer is necessary to authorize the execution, delivery and performance by the Buyer of this Agreement and by the Buyer of the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby. The Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. This Agreement constitutes and, upon execution and delivery thereof (assuming due execution and delivery thereof by all other parties thereto), the Ancillary Agreements to which the Buyer is a party shall constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors' rights generally, or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

     5.3 Absence of Conflicts. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which the Buyer is a party nor the consummation of any of the transactions contemplated hereby or thereby will violate, conflict with, or result in a breach of or give any person the right to declare a default or to exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify the terms, conditions or provisions of (a) the charter, operating agreement or other organizational documents of the Buyer; (b) any judgment, decree or order of any Governmental Authority to which the Buyer is subject or by which the Buyer is bound; (c) any other contracts or agreements by which Buyer is bound; or (d) any requirements of Laws applicable to the Buyer.

     5.4 Litigation. There is no Litigation of any nature pending or asserted against the Buyer by or before any Governmental Authority or by or on behalf of any third party which questions or challenges the validity of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or which, if adversely determined, would adversely affect the ability of the Buyer to consummate the transactions contemplated hereby.

     5.5 Financial Capability. The parties recognize and agree that Buyer may procure financing prior to Closing. Notwithstanding such financing, the Buyer
(i) at the Closing, will have sufficient funds available to pay the Purchase Price and any expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement, (ii) at the Closing, will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including the Assumed Obligations, and (iii) has not incurred, and will not incur, prior to the Closing, any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

     5.6 Misrepresentations and Omissions. No representation, warranty, covenant or statement by the Buyer in this Agreement, the Ancillary Agreements, the Schedules attached hereto, and the certificates or other documents furnished or to be furnished to the Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

     5.7 Transferred Employees. Buyer represents to Seller that Buyer does not currently contemplate a facility closing or layoff of, Transferred Employees, or any terminations (other than terminations for cause) that in the aggregate would affect more than ten percent (10%) of Transferred Employees during the one (1) year period following the Closing. Notwithstanding any provision contained herein to the contrary, Buyer shall indemnify, defend and hold Seller harmless from and against any and all loss, cost, damage or expense, including attorneys' fees, which may be incurred or suffered by Seller, under the "Worker Adjustment and Retraining Notification Act" ("WARN Act"), 29 U.S.C. Section 2102, et. seq., or any similar state law ("WARN Act Laws") arising out of, or relating to, any actions taken by Buyer with respect to the Transferred Employees on or after the Closing Date except for circumstances in which an employee of Seller rejects Buyer's reasonable offer of employment, or in which despite continued employment of Transferred Employees with Buyer, the Department of Labor or other governmental entity determines that an employment loss has occurred for which advance notice should have been given.

                                   ARTICLE VI

                             COVENANTS OF THE SELLER

     The Seller hereby covenants to and with the Buyer as follows:

     6.1 Consents. Seller or its affiliates shall, prior to the Closing Date, use its reasonable best efforts to obtain the consent of any and all parties to material Assigned Contracts to the assignment of such Contracts to Buyer, to the extent such consent is required; obtain consent to transfer Permits; obtain consent to transfer the Camborough-22 Closed Herd Multiplier Agreement; receipt of all required internal approvals on the part of the Seller as set forth in
Section 9.5; and, obtain waivers under any Waste Disposal Agreement holders who may have rights of first refusal to any Owned Real Property. Failure to obtain any such consent(s) shall not constitute a default by Seller hereunder; provided, however, if Seller fails to obtain any such consent and, as a result, this transaction does not close, then Seller shall be obligated to pay Buyer as set forth in Section 3.1.

     6.2. Conduct of Business. Except as otherwise contemplated by this Agreement, and except as otherwise consented to by the Buyer in writing, from the date hereof until the Effective Time, the Seller shall:

          (a) Conduct the Business in the usual and ordinary course consistent with Seller's current business practices;

          (b) Use commercially reasonable efforts, consistent with the Seller's current business practices, to preserve the goodwill of the Business and preserve Seller's current relationships with Employees, growers and suppliers of the Business;

          (c) Use, operate, repair, replace and maintain all Purchased Assets in a commercially reasonable manner and consistent with the Seller's current business practices;

          (d) Maintain in full force and effect all types of insurance described in Section 4.21 that provides coverage for the Purchased Assets; and,

          (e) Promptly notify the Buyer in writing of any significant incidents or accidents involving the Business or the Purchased Assets.

     6.3. Permits. Seller shall take all reasonable measures to assist Buyer to transfer all Permits including any Permit issued or approved after the date of this Agreement.

     6.4 Waste Disposal Agreements. Certain of the Waste Disposal Agreements as identified on Schedule 6.4 were not recorded until 2005, despite being executed at a prior date. The time period between the date of execution and the date of recordation shall be referred to herein as the "Gap Period". Seller agrees that it is responsible to rectify this situation at its own cost and expense with respect to each such Waste Disposal Agreement such that Buyer will have the benefit of each such Waste Disposal Agreement as if it had been recorded as of the date of its execution, or as Buyer and Seller may otherwise mutually agree. Seller agrees to indemnify and hold Buyer harmless from any losses or damages, including attorneys' fees, incurred by Buyer resulting from Seller's failure to record any such Waste Disposal Agreements as of the date of their respective execution. Buyer agrees to cooperate with Seller to minimize any damages or losses to itself or expenses to Seller. Buyer shall promptly notify Seller in writing of any notices it may receive regarding such Waste Disposal Agreement(s), including notices of any foreclosure action(s) by any Gap Period lienholder. Seller's obligations under this Section
6.4 are not subject to the indemnification limitations set forth in Article
XIII.

                                   ARTICLE VII

                      COVENANTS OF THE BUYER AND THE SELLER

     7.1  Access to Information, Inspections.

          (a) During the period from the date of this Agreement through the Closing Date, upon the terms and conditions reasonably required by Seller (including any biosecurity protocols) and upon reasonable advance notice received from the Buyer, the Seller shall give the Buyer and its authorized representatives reasonable access during regular business hours, to all properties, offices, facilities, and Books and Records of the Seller relating to the Business, such access to be exercised in a manner that does not unreasonably interfere with the Seller's operations or result in a breach of confidentiality under this Agreement.

          (b) The Buyer shall, at and after the Closing Date, afford promptly to the Seller and its respective agents reasonable access during regular business hours, upon reasonable advance notice received from the Seller, to the properties, Transferred Employees and Books and Records of the Business, to the extent reasonably necessary to permit the Seller to determine any matter relating to or arising during any period ending on or before the Closing Date. If the Buyer proposes to destroy or otherwise dispose of any records relating to the Business, the Buyer shall first notify the Seller in writing, and afford the Seller the opportunity, for a period of at least ninety (90) days following the date of such notice, at the Seller's expense to take custody of such records or make extracts therefrom or copies thereof. If the Seller proposes to destroy or otherwise dispose of any records relating to the Business, the Seller shall first notify the Buyer in writing and afford the Buyer the opportunity, for a period of at least ninety (90) days following the date of such notice, at the Buyer's expense, to take custody of such records or make extracts therefrom or copies thereof. The obligations of Buyer and Seller under the two (2) preceding sentences shall terminate five (5) years after the Effective Time.

     7.2  Title Evidence, Closing Fees and Proration of Utilities.

          (a) As evidence of title to the Owned Real Property, the Seller shall cause to be prepared and delivered to the Buyer, as soon as reasonably practicable, and at the

     Buyer's expense, a commitment (a "Title Commitment") from Caddo County Abstract (the "Title Company") together with copies of all exception documents, to issue to the Buyer at Closing an owner's title insurance policy (for Owned Real Properties), subject to any easements and encroachments and other encumbrances disclosed by the Title Commitments. Within ten (10) days after receipt of the Title Commitment, Buyer may, at Buyer's option and expense, obtain a certified ALTA survey of the Owned Real Property, prepared by a licensed surveyor, showing the area, dimensions and location boundaries of the Owned Real Property.

          (b) If the Title Commitment or Survey, if applicable, discloses a material title defect to which Buyer reasonably objects (other than Permitted Encumbrances), the Buyer shall notify the Seller within five (5) days after receipt of the Title Commitment or Survey. Any items disclosed on the Title Commitments and/or Surveys and not objected to within such five (5) day period shall be deemed accepted by the Buyer. After receipt of any objection, at a minimum, Seller shall have five (5) days to cure the objections made by Buyer, whether prior to or post closing upon mutual agreement of the parties. If the Seller is unable to cure such objection, Buyer shall have the right to exercise any of the following options: (1) waive the objection in writing; (2) allow the Seller an additional time period to cure the objection at issue; (3) reduce the Purchase Price by a mutually agreed upon amount to compensate for the objection (or failing such agreement, terminate this Agreement); or (4) elect to not purchase the property which is the subject of the objection and proceed with the Closing with regard to the remainder of the Purchased Assets after adjustment to the Purchase Price for the property which is the subject of the objection. Permitted Encumbances will be set forth on Schedule 4.6(b).

          (c) All fees charged by the Title Company (including the fees charged for the Title Commitment and the final title policy) shall be paid by Buyer. The Buyer shall pay all costs to record the general warranty deeds and all transfer taxes, if any.

          (d) All utility charges, including gas, oil, electricity, telephone, sewer and water, pertaining to the Purchased Assets shall be prorated between Seller and Buyer as of the Closing Date and settled outside of Closing; and accordingly, any invoices for utility charges received following the Closing Date which have accrued up to and including the Closing Date shall be for Seller's account, and any invoices for utility charges which accrue after the Closing Date shall be for Buyer's account.

     7.3 Motor Vehicles. The Seller shall take all actions and prepare all documents necessary to effect the transfer to the Buyer of all motor vehicle registrations pertaining to automobiles, trucks and other motor vehicles of whatever kind used in the Business in compliance with the motor vehicle registration and other applicable Laws of any jurisdictions where such motor vehicles are registered. All transfer taxes related to the sale of motor vehicles in connection with the consummation of the transactions contemplated hereby shall be borne by the Buyer.

     7.4 Tax Matters.

          (a) At the Closing, all state and local real and personal property Taxes, tonnage taxes, ad valorem and similar Taxes and assessments ("Property Taxes") which are past due or have become due and payable in the normal course of business upon any of the Purchased Assets on or before the Effective Time shall be paid by the Seller together with any penalty or interest thereon. All Property Taxes imposed by any Tax authority with respect to the Purchased Assets which is for a period that ends before the Effective Time but is not due and payable until after the Effective Date shall be paid by Seller to Buyer at Closing based upon the most current tax bills. All Property Taxes imposed by any Tax authority with respect to the Purchased Assets that have been paid or are due and payable with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time (taking into account whether such Property Taxes are payable in advance or in arrears) shall be apportioned between (i) the period beginning before and ending at the Effective Time (the "Pre-Transfer Period"); and (ii) the period beginning on the day immediately after the Effective Time and ending on the last day of the relevant Taxable period (the "Post-Transfer Period"). In performing such apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant Taxable period regardless of how installment payments are billed or made. The Seller shall be liable for all such Property Taxes apportioned to the Pre-Transfer Period. The Buyer shall be liable for all such Property Taxes apportioned to the Post-Transfer Period.

          (b) The Purchase Price shall be adjusted for any prorations under
     Section 7.4(a). After Closing, the Buyer shall pay to the appropriate Governmental Authority all Property Taxes which become due and payable after the Effective Time with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time.

          (c) At or before the Closing Date, Seller shall provide a certificate to Buyer, in the form prescribed by Treasury Regulations under Section 1445 of the Code, that Seller is not a foreign person within the meaning of
     Section 1445 of the Code and the Treasury Regulations thereunder.

     7.5 Confidentiality. Buyer and Seller reaffirm that they are bound by terms and conditions of that Confidentiality Agreement dated August 2, 2004, between Buyer and Seller's agent, Goldsmith, Agio, Helms, and Lynner, (the "Confidentiality Agreement"), and in furtherance of such agreement, the Buyer and Seller shall keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, the terms and conditions of this Agreement and any Ancillary Agreement, and shall use such information solely in connection with the transactions contemplated by this Agreement, and as otherwise contemplated by the Confidentiality Agreement. If the transactions contemplated hereby are not consummated, each party shall return to the other upon request, without retaining a copy thereof, any schedules, documents, or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, either party's attorney, accountant, banker or other consultants shall be able to retain a copy of documents received in their file. Furthermore, notwithstanding the above, no party shall be required to keep confidential or return any information that (a) is required to be disclosed by Law, pursuant to an order or request of a judicial authority or Governmental Authority having competent jurisdiction, or pursuant to the rules and regulations of any national stock exchange applicable to the disclosing party (provided the party seeking to disclose such information provides the other party with reasonable prior written notice thereof), (b) is required to be disclosed by the Seller in connection with obtaining the release of an encumbrance, or (c) can be shown to have been generally available to the public other than as a result of a breach of this Section 7.5.

     7.6 Payments Received. After the Closing, the Seller and Buyer shall hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including any insurance proceeds, and shall account to the other for all such receipts.

     7.7 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Articles VIII and IX, prior to the Closing, each of the parties hereto shall use their respective reasonable best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

     7.8 Excluded Accounts Receivable. The accounts receivable of the Business not constituting Accounts Receivable as defined herein remain property of the Seller. Buyer hereby agrees to deliver to Seller or its assignee, within three
(3) Business Days after its receipt, any checks made payable to Seller and all monies delivered to Buyer representing payment on any such excluded accounts receivable. The Buyer also agrees to cooperate, to the extent that said cooperation does not interfere with Buyer's operation of its business, with the Seller or its assignee in the Seller or its assignee's collection of any such accounts receivable.

     7.9 Ancillary Agreements. The parties covenant to each other that, on the Closing Date and as a condition to Closing for both Seller and Buyer, Seller and Buyer shall execute and deliver to each other, or cause to be executed and delivered to each other, the following agreements, (collectively, the "Ancillary Agreements"):

          (a) Agreement Regarding Tyson Marketing Agreement, in the form of Exhibit A;

          (b) Guaranty of Maschhoff Entities, in the form of Exhibit B;

          (c) Feeder Pig Supply Agreement, in the form of Exhibit C;

          (d) Lease of Fort Dodge office space, in the form of Exhibit D;

          (e) Transitional Services Agreement, in the form of Exhibit E;

          (f) Loan Guaranty Agreement, in the form of Exhibit F; and

          (g) Waste Disposal Agreement to Dean Smith property as described in Land Sale Agreement, in the form of Exhibit G.

     7.10 Hedging Understanding. Seller shall transfer and Buyer shall assume certain hedge positions pursuant to that email from Bob V. at FC Stone to Pete Petersen dated February 9, 2005 attached hereto as Exhibit H.

     7.11 Exclusivity. The parties agree that during the period from the date of this Agreement to the Closing Date, or the expiration or termination hereof, each party shall deal exclusively with the other party regarding the transfer of the Purchased Assets.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Buyer of the following conditions precedent on or before the Closing Date:

     8.1 Accuracy of Representations and Warranties. The representations and warranties of the Seller contained herein and in any certificate or other writing delivered by the Seller pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (unless any such representation or warranty refers specifically to a specified date, in which case such representation or warranty shall be true, accurate and correct on and as of such specified date) in all material respects. The Buyer shall have received a certificate signed by an executive officer of the Seller to the foregoing effect.

     8.2 Compliance with Agreements and Covenants. The Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date. The Buyer shall have received a certificate signed by an executive officer of the Seller to the foregoing effect

     8.3 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any third party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transactions contemplated by this Agreement or the Ancillary Agreements.

     8.4 Title Insurance. The Buyer shall have received binding commitments to issue policies of title insurance consistent with Section 7.2.

     8.5 No Material Adverse Effect. There shall not have occurred any event, circumstance, change or effect, that has had, or could reasonably be expected to result in, a Material Adverse Effect to the Business. In the event of a casualty loss to any of the Purchased Assets prior to Closing, the Buyer may elect to go forward with Closing and Buyer may take an assignment of any third party insurance proceeds to which Seller would otherwise be entitled with respect to such casualty loss.

     8.6 Deliveries. The Seller shall have made, or be prepared to make at the Closing, all of the deliveries set forth in Section 11.2.

     8.7 Approval and Consents. Receipt of all required internal approvals on the part of the Buyer, including but not limited to members and managers approval; receipt of all required internal approvals on the part of the Seller; and receipt of all third party consents, waivers, approvals, and assignments necessary for the consummation of the transactions contemplated hereby.

     8.8 Permits. All Permits are transferred to Buyer or are at a stage in the transfer process that is acceptable to Buyer in its sole discretion.

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Seller of the following conditions precedent on or before the Closing Date:

     9.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained herein and in any certificate or other writing delivered by the Buyer pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (unless any such representation or warranty refers specifically to a specified date, in which case such representation or warranty shall be true, accurate and correct on and as of such specified date) in all material respects. The Seller shall have received a certificate signed by an executive officer of the Buyer to the foregoing effect.

     9.2 Compliance with Agreements and Covenants. The Buyer shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date in all material respects. The Seller shall have received a certificate signed by an executive officer of the Buyer to the foregoing effect.

     9.3 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any third party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transactions contemplated by this Agreement and the Ancillary Agreements.

     9.4 Deliveries. The Buyer shall have made, or be prepared to make at the Closing, all of the deliveries set forth in Section 11.3.

     9.5 Approvals. Receipt of all required internal approvals on the part of the Seller, including but not limited to Board of Directors approval; receipt of all required internal approvals on the part of the Buyer; and receipt of all third party consents, waivers, approvals, and assignments necessary for the consummation of the transactions contemplated hereby, including but not limited to consents, waivers, and approvals from Seller's lenders.

                                    ARTICLE X

                           EMPLOYEES AND BENEFIT PLANS

     10.1 Offer of Employment. Seller shall cause all of those employees associated with the Business and listed on Schedule 4.12(b) (the "Employees") to be terminated effective at the Effective Time, subject to the Closing having occurred. Buyer shall offer continued employment to all Employees at salary or wages substantially comparable to the salary or wages currently provided to such Employees by Seller or its affiliate with benefits as noted in Schedule 10.1 ("Benefits"). Buyer shall offer to employ all Employees (all such Employees who accept Buyer's offer of employment being referred to herein as the "Transferred Employees") effective as of the Effective Time; provided, that in the case of Employees who are on disability or leave of absence on the Closing Date as noted in Schedule 10.1 (a) ("Employees on Disability or Leave"), their employment with Seller will not end and their employment with Buyer shall not be effective and they shall not become Transferred Employees unless and until they are removed from disability status and return to work or return from leave per the recommendation of Buyer's medical advisor. Seller makes no representation as to whether Employees will accept employment with Buyer. Seller shall be responsible for any variable compensation obligations prior to the Effective Time to the Employees under Seller's customary practice or policy and shall pay same directly to such Employees, with no adjustment in the Purchase Price. Seller will pay to the Transferred Employees any outstanding paid time off balances as referenced on Schedule 10.1 (b). If Buyer fails to offer employment to any Employee, and if such Employee does not have continuing employment with Seller, or if any Employee declines an offer of employment from Buyer because a condition of such an offer is that such Employee must agree to relocate to a job site more than thirty-five (35) miles from such Employee's current work site, Buyer shall promptly reimburse Seller for amounts actually paid to such Employee pursuant to the terms of the separation pay and benefits continuation guidelines as set forth in Schedule 10.1(c) ("Separation Pay and Benefits") provided such Employee is eligible to receive an offer of separation pay and benefits continuation under its company guidelines.. Seller shall provide Buyer with a statement detailing any such payments within sixty
(60) days after payment is made. Although all Transferred Employees remain employees at will, if at any time during the one (1) year period following the Closing Date Buyer terminates any Transferred Employee or subjects any Transferred Employee to an indefinite layoff, in each case for any reason other than "for cause," then Buyer shall enter into a separation agreement with such Transferred Employee whereby, at a minimum, the Buyer shall agree to pay said Transferred Employee pursuant to the terms of the separation pay and benefits continuation guidelines as set forth in Schedule 10.1(c). All obligations of Buyer hereunder this Section 10.1 shall terminate one (1) year after the date of this Agreement.

     10.2 Recognition. Buyer shall recognize for purposes of participation, eligibility and vesting (but not necessarily for purposes of benefit accrual and compensation arrangements) under its employee benefit plans (including vacation and for the first year of employment with Buyer the separation pay and benefits continuation guidelines), the service of any Transferred Employee with either Seller or their respective affiliates prior to the Closing Date.

     10.3 Rehire. Seller for a period of one (1) year after the Closing Date shall not solicit any Transferred Employees without the consent of Buyer. This provision shall not apply in the event employment is procured through a general advertisement or other general solicitation or if initiated by the Transferred Employee. Notwithstanding the above, Seller agrees not to hire for a period of one year after the Closing Date, without Buyer's consent, any of those Transferred Employees listed on Schedule 10.3. If Seller shall hire a Transferred Employee after the Closing Date, Buyer shall have no obligations of reimbursement or payment of any kind to Seller or the hired Transferred Employee as defined in Section 5.7 or this Article.

     10.4 COBRA Benefits. Seller shall provide COBRA notices to all Transferred Employees.

                                   ARTICLE XI

                                    CLOSING

     11.1 Closing. The Closing shall take place on or before February
25, 2005, unless extended as mutually agreed to by the parties, at the Seller's offices in Arden Hills, Minnesota, at or about 9:00 a.m. Central Standard Time. The parties agree that time is of the essence. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Closing shall be effective as of the Effective Time.

     11.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver to the Buyer the following, each dated the Closing Date and duly executed by the Seller:

          (a) One or more Assignment and Assumption Agreements, general warranty deeds for each parcel of Owned Real Property, bills of sale and other conveyance documents (collectively, the "Conveyance Documents") with respect to tangible personal property included in the Purchased Assets in forms acceptable to Buyer;

          (b) Possession of the Purchased Assets and the Real Property Leases, the original, if in Seller's possession of the Personal Property Leases and originals, if in Seller's possession, of all other Assigned Contracts listed in any schedule hereto to the extent Seller does not have originals, then copies of the Personal Property Leases and Assigned Contracts shall be provided;

          (c) Other instruments of transfer reasonably requested by the Buyer to evidence the transfer of the Purchased Assets to the Buyer and consummation of the transactions contemplated hereby;

          (d) A certificate, dated the Closing Date, of the Seller certifying as to the compliance by the Seller with Sections 8.1 and 8.2;

          (e) A certificate, dated the Closing Date, of the Secretary of the Seller certifying resolutions of the board of directors of Seller approving and authorizing the execution, delivery and performance of this Agreement by the Seller and the Ancillary Agreements to which the Seller is a party and the consummation by the Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Seller);

          (f) A certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, that the Seller is not a foreign Person within the meaning of Section 1445 of the Code;

          (g) Certificates of Good Standing for Seller in those states referenced in Section 4.1 dated within 30 days of Closing;

          (h) The Ancillary Agreements, fully executed;

          (i) The parties shall cause to be filed Amended UCC-1's on the Closing Date reflecting an amendment to the Secured Party from Seller to Buyer;

          (j) Copies of all consents, waivers or other approvals referenced in Sections 6.1, and 9.5;

          (k) Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; and

          (l) Copies of all Permits and any documentation in Seller's Possession required to complete transfer of the Permits to Buyer.

     11.3 Deliveries by the Buyer. At the Closing, the Buyer shall make the payment described in Section 3.1 and shall deliver to the Seller the following, each dated the Closing Date and duly executed by the Buyer:

     (a) One or more Assignment and Assumption Agreements under which the Purchased Contracts are assigned to Buyer and Buyer agrees to comply with all of Seller's obligations under the Assigned Contracts which become due and dischargeable on or after the Closing Date;

     (b) A certificate, dated the Closing Date, of the Buyer, certifying as to compliance by the Buyer with Sections 9.1 and 9.2;

     (c) A certificate, dated the Closing Date, of the Buyer certifying that all necessary actions have been taken by the Buyer to approve and authorize this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the managers or members signing on behalf of the Buyer);

     (d) The Ancillary Agreements, fully executed; and

     (e) Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.


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

                                   ARTICLE XII

                                   TERMINATION

     12.1 Termination. This Agreement may be terminated at any time on or prior to the Closing:

          (a) By the mutual written agreement of the Seller and the Buyer;

          (b) By the Seller or the Buyer if the Closing shall not have taken place as provided in Section 11.1; provided, however, that the terminating party shall not have failed to fulfill any obligation under this Agreement or be in breach of any representation or warranty under this Agreement, which failure or breach was the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c) By the Seller or the Buyer, if any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (d) By the Seller or the Buyer, if prior to the Closing Date, the other party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained herein (except that failure to obtain the consents set forth in Section 6.1 shall not be deemed a default or breach hereunder), and such default or breach shall not be cured within ten (10) Business Days after the date written notice of such breach is delivered by the party claiming such default or breach to the party in default or breach; or,

          (e) By the Buyer if an event or circumstance shall have occurred since the date of this Agreement that has a Material Adverse Effect on the Business.

     12.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 12.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 7.5 (Confidentiality), 14.2 (Expenses), 14.8 (Publicity), and 14.12 (Applicable Law; Jurisdiction), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement. Seller, unless otherwise provided in this Agreement, shall return the Earnest Money plus interest at the rate of five percent (5%) per annum to Buyer.


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

     12.3 Seller's Remedy Upon Buyer's Breach. In the event this Agreement is terminated by Seller pursuant to Section 12.1(d) due to a breach by Buyer, Seller's sole and exclusive remedy shall be to retain the Earnest Money Deposit.

     12.4 Buyer's Remedy Upon Seller's Breach. In the event this Agreement is terminated by Buyer pursuant to 12.1(d) due to a breach by Seller, Buyer shall receive a refund of the Earnest Money Deposit plus interest at the rate of five percent (5%) per annum and Buyer's Costs as liquidated damages as Buyer's sole and exclusive remedy.

     12.5 Break Up Fee. In the event Seller breaches the exclusivity covenant set forth in Section 7.11 or fails to use its reasonable best efforts to obtain the consents or approvals as required under Section 6.1 and as a result, this transaction fails to close, Seller shall return to Buyer the Earnest Money Deposit plus interest at the rate of five percent (5%) per annum plus an amount equal to the Earnest Money Deposit as a break up fee.

                                  ARTICLE XIII

                                INDEMNIFICATION

     13.1 Excluded Assets and Excluded Obligations. Without limitation as to time or dollar amount, Seller shall indemnify and hold Buyer harmless from and against any loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Buyer by a third party), alleged to result from or arise out of or have been incurred with respect to any of the Excluded Assets or Excluded Obligations.

     13.2 Purchased Assets and Assumed Obligations. Without limitation as to time or dollar amount, and except to the extent subject to Seller's obligation to indemnify Buyer for breach of any representation or warranty described in
Section 13.3, Buyer shall indemnify and hold Seller harmless from and against any loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Buyer by a third party), alleged to result from or arise out of or have been incurred with respect to the Business, any of the Purchased Assets or any of the Assumed Obligations.

     13.3 Breach of Representations and Warranties. Except as otherwise provided herein, the parties hereto agree as follows regarding indemnification of each other concerning claims, actions, or proceedings arising from a breach of a representation and warranty hereunder:

     (a) Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive for four years following the Closing Date, except those representations of Seller set forth in Section 4.13 "Environmental Matters" shall survive for seven years following the Closing Date, at which time they shall expire. No claim by either party regarding a breach of any such representation or warranty shall be made after such relevant date. Any claim asserted within such period of survival as herein provided shall be deemed timely made for purposes hereof.

     (b) Indemnification. Subject to Section 13.3(a), each party shall indemnify and hold the other party harmless from and against any loss, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted by a third party), alleged to result from or arise out of or have been incurred with respect to the falsity or the breach of any representation or warranty made by such party herein or in any Schedule or Exhibit hereto. Each party acknowledges that such indemnification is its sole remedy against the other party for any such claim.

     (c) Limitation on Amount.

          (i) Each party's obligation to indemnify the other party provided in
     Section 13.3(b) shall not exceed the aggregate maximum sum of ten percent (10%) of the Purchase Price prior to the Purchase Price Adjustment (the "Indemnification Cap"), provided however, that neither party shall be liable to the other party for indemnification until such time as the aggregate damages incurred by such party seeking indemnification shall have exceeded one percent (1%) of the Purchase Price (prior to the Purchase Price Adjustment) (the "Indemnification Basket"). Each party shall only be obligated to indemnify the other for amounts in excess of the Indemnification Basket, subject to the Indemnification Cap;

          (ii) With respect to Environmental Matters referenced in Section 4.13, the Indemnification Cap shall be increased to twenty-five percent (25%) of the Purchase Price prior to the Purchase Price Adjustment and there shall be no applicable Indemnification Basket; and

          (iii) In no event shall either party be liable to the other for incidental, special, punitive, exemplary or consequential damages including, but not limited to, loss of profits or revenue, interference with business operations, loss of


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

     tenants, lenders, buyers, diminution in value of the Purchased Assets, or inability to use the Purchased Assets, in excess of the applicable Indemnification Cap.

13.4 Procedure.

     (a) Within thirty (30) days after receipt of the assertion of any claim or the commencement of any action ("Assertion") against any party who is or may be entitled to indemnification under this Article XIII, (the "Indemnified Party"), such Indemnified Party shall notify the party from whom such indemnification may be sought (the "Indemnifying Party") in writing of the Assertion. Failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of any liability hereunder.

     (b) The Indemnifying Party shall be entitled to participate in and, to the extent the Indemnifying Party elects by written notice to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of notice of such Assertion, to assume the defense of such Assertion, at the Indemnifying Party's own expense, with counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding that the Indemnifying Party shall have elected by such written notice to assume the defense of any Assertion, the Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, and in such event the fees and expenses of such counsel shall be paid by the Indemnified Party.

     (c) Notwithstanding anything to the contrary in this Section, neither party shall (a) settle or compromise any action or consent to the entering of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to such other party of a duly executed written release of such party from all liability in respect of such party, or (b) settle or compromise any action without the consent of the other party, which consent shall not be unreasonably withheld. Failure to comply with the provisions of this Subsection 13.4(c) shall be construed as a waiver of any right of indemnification related to such claim. However, if a party fails to consent to a proposed settlement and the liability upon the Assertion is later determined to be in excess of the amount of the proposed settlement, the non-consenting party shall be liable for the entire difference between the amount of the proposed settlement and the amount ultimately determined to be due upon the Assertion and any additional expenses related to the defense by either party against that Assertion.


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

     13.5 Payment. Subject to the provisions of this Article XIII, the Indemnifying Party shall promptly pay and/or reimburse the Indemnified Party for any amounts due hereunder, including the amount of any judgment rendered or settlement entered into with respect to any claim by a third party in such litigation and for all losses and expenses, legal or otherwise incurred by the Indemnified Party in connection with the defense against such claim or litigation, and for all losses, damages, and expenses suffered or incurred by the Indemnified Party with respect to the falsity or the breach of any representation, warranty, covenant or agreement made herein (whether or not arising out of the claim of a third party).

     13.6 Sole Remedy. Unless another remedy is specifically provided for elsewhere in this Agreement, Buyer and Seller each agree that the indemnification obligations set forth herein constitute the sole and exclusive remedy arising hereunder. In furtherance of the foregoing, Seller and Buyer hereby waive, to the fullest extent permitted under applicable law, all rights, claims and causes of action Seller may have against Buyer and Buyer may have against Seller under or based upon any federal, state, local or foreign statute, law, ordinance, rule, or regulation or arising under or based upon common law or otherwise.

                                   ARTICLE XIV

                                  MISCELLANEOUS

     14.1 Disclosure Schedules. The inclusion of any matter on any schedule shall not constitute an admission by the Seller that such matter is material or would reasonably be expected to have a Material Adverse Effect.

     14.2 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

     14.3 Amendment. This Agreement may be amended, modified or supplemented only by a writing signed by the Buyer and the Seller.

     14.4 Interpretation. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties that its terms may not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.


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

     14.5 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex,(1) facsimile or other wire transmission (receipt confirmed) or (c) five (5) Business Days after being deposited in the mail, certified or registered, return receipt requested, postage prepaid:

     If to the Seller, addressed as follows:

     Land O'Lakes, Inc.

               4001 Lexington Avenue North
               Arden Hills, MN 55126
               Attention: President

     With a copy to:

               Land O'Lakes, Inc.
               Law Department, MS 2500
               P.O. Box 64101
               St. Paul, MN 55164-0101
               Attention: John Curran

     If to the Buyer, addressed as follows:

               Maschhoff West, LLC 7475
               State Route 127
               Carlyle, IL 62231
               Attention: Jason Logsdon

     With a copy to:

               Lorraine K. Cavataio
               Mathis, Marifian, Richter & Grandy, Ltd.
               23 Public Square, Ste. 300
               P.O. Box 307
               Belleville, IL 62220

     or to such other individual or address or facsimile number as a party hereto may designate for itself by notice given as herein provided.

     14.6 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     14.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns, provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any such Ancillary Agreement) nor any right or obligation hereunder or thereunder may be assigned by any party hereto without the prior written consent of the other party; provided further, that no such assignment shall relieve a party from its obligations under this Agreement or any Ancillary Agreement.

     14.8 Publicity. No public announcement or other publicity regarding the transactions referred to herein shall be made by the Buyer or the Seller or any of their respective officers, directors, employees, representatives or agents, without the prior written agreement of the Seller and the Buyer, respectively, unless such announcement or disclosure is required by any Governmental Authority or Applicable Law. Any announcement shall be agreed to by the parties as to form, content, timing and manner of distribution or publication. Nothing in this
Section 14.8 shall prevent such parties from discussing such transactions with those persons whose consent, approval, agreement or opinion, as the case may be, is required for consummation of such transactions. Such parties shall exercise all reasonable efforts to assure that such persons keep confidential any information relating to this Agreement or any agreement, document or instrument contemplated herein.

     14.9 Further Assurances. The Seller and the Buyer agree to cooperate fully with each other in connection with obtaining the satisfaction of the conditions set forth in Articles VIII and IX. The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any agreement, document or instrument contemplated herein.

     14.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     14.11 Entire Understanding. This Agreement, the Confidentiality Agreement, the Hedging Agreement, and the Ancillary Agreements set forth the entire agreement and


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

understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof and thereof.

     14.12 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Oklahoma for issues related to the Owned Real Property or Assigned Contracts related to easements or leasehold interests in Oklahoma real estate; the State noted in any Assigned Contracts as to disputes regarding the Assigned Contracts, and as to any other disputes the State of Minnesota without giving effect to the principles of conflicts of law thereof.

     14.13 Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument. The parties agree that this Agreement may be signed by any party and transmitted to the other party by facsimile with originals to follow. The parties agree that such signature transmitted by facsimile shall bind each such party to this Agreement.

     14.14 Passage of Title and Risk of Loss. Legal title, equitable title, and risk of loss in respect of the Purchased Assets will not pass to the Buyer until such Purchased Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, insurance and other computational purposes as of the Effective Time.

                   [Reminder of Page Intentionally Left Blank]


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

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase and Sale Agreement as of the date first above written.

MASCHHOFF WEST,LLC                      LAND O'LAKES, INC.


By: /s/ Kenneth D. Maschhoff            By: /s/ Daniel Knutson
    ---------------------------------       ------------------------------------
Print Name: Kenneth D. Maschhoff        Print Name: Daniel Knutson
Title: Manager                          Title: Sr. V.P. & Chief Financial
                                               Officer


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